Exhibit 99.1

Contacts

Investors: Peter Vozzo, 301-398-4358

Media: Jamie Lacey, 301-398-4035

http://www.medimmune.com

MEDIMMUNE REPORTS FINANCIAL RESULTS FOR 2007 FIRST QUARTER

GAITHERSBURG, MD, April 30, 2007 - MedImmune, Inc. (Nasdaq: MEDI) announced today that a 15-percent increase in total revenues and a substantial increase in net income margin drove the company’s net earnings for the 2007 first quarter up more than three-fold over the year-ago quarter.  In the 2007 quarter, MedImmune’s total revenues were $575 million compared to $498 million in the 2006 first quarter.  Excluding share-based compensation, the company’s net earnings for the 2007 first quarter were $166 million, or $0.69 of diluted earnings per share, compared to $59 million, or $0.23 per diluted share, in the 2006 first quarter.  Including share-based compensation and in accordance with Generally Accepted Accounting Principles (GAAP), MedImmune’s net earnings in the 2007 first quarter were $160 million, or $0.66 per diluted share, compared to $47 million, or $0.18 per diluted share, in the 2006 first quarter.

Worldwide sales of Synagis® (palivizumab) grew nine percent to $507 million in the 2007 first quarter from $463 million last year.  In the U.S., sales of Synagis grew by nine percent to $475 million in the 2007 first quarter from $434 million in the 2006 quarter.  Sales to our international distributor, Abbott International, were up 12 percent to $32 million in the 2007 first quarter from $29 million in the prior year period.  Contributing to total revenues in the 2007 quarter were approximately $26 million in HPV-related revenues, about $14 million higher than anticipated in MedImmune’s preliminary results issued on April 9, 2007.

The company also announced today that in light of the proposed merger with AstraZeneca PLC announced last week, the company has elected to cancel its conference call to discuss first quarter 2007 financial results, which was originally scheduled for May 3, 2007.  The company will continue to make available its financial information via filings with the U.S. Securities and Exchange Commission.

About MedImmune

MedImmune strives to provide better medicines to patients, new medical options for physicians, rewarding careers to employees, and increased value to shareholders. Dedicated to advancing science and medicine to help people live better lives, the company is focused on the areas of infectious diseases, cancer and inflammatory diseases.  With more than 2,500 employees worldwide, MedImmune is headquartered in Maryland. For more information, visit the company’s website at www.medimmune.com.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of MedImmune.  MedImmune stockholders are urged to read the relevant tender offer documents from AstraZeneca PLC when such become available because they will contain important information that stockholders should consider before making any decision regarding tendering their shares.  At the time the offer is commenced, AstraZeneca will file tender offer materials with the U.S. Securities and Exchange Commission, and MedImmune will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the offer.  The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) and the Solicitation/Recommendation Statement will contain important information, which should be read carefully before any decision is made with respect to the tender offer.  The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, will be made available for free at the U.S. Securities and Exchange Commission’s web site at www.sec.gov, at AstraZeneca’s website at www.astrazeneca.com or at MedImmune’s website at www.medimmune.com.

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-Tables Follow —

MedImmune, Inc.

Consolidated Statements of Operations

(in millions, except per share data)

(unaudited)

	Three Months Ended
	March 31,
	2007	2006

Revenues:
Product sales	$531.4	$491.6
Other revenue	43.4	6.4
Total Revenue	574.8	498.0

Costs and expenses:
Cost of sales	115.5	123.1
Research and development	79.5	87.9
Selling, general and administrative	147.1	211.9
Other operating expenses	0.3	2.7
	342.4	425.6

Operating income	232.4	72.4
Interest income, net	12.4	13.0
Gain (loss) on investment activities	9.6	(0.8)

Earnings before income taxes	254.4	84.6
Provision for income taxes	94.4	37.6
Net earnings	$160.0	$47.0

Basic earnings per share	$0.67	$0.19

Shares used in computing basic earnings per share	237.9	247.9

Diluted earnings per share	$0.66	$0.18

Shares used in computing diluted earnings per share	241.4	260.0

MedImmune, Inc.

Reconciliation of GAAP Results to Adjusted Results

(in millions, except per share data)

(Unaudited)

Presented in the following table is a reconciliation of reported net earnings under GAAP to net earnings excluding the impact of employee share-based compensation expense.

	Three Months Ended
	March 31,
	2007	2006
Item:
Net earnings, as reported (1)	$160.0	$47.0
Share-based compensation expense (2)
Cost of sales (3)	0.8	0.4
Research and development	2.3	3.7
Selling, general and administrative	4.3	5.6
	7.4	9.7

Income taxes	(1.2)	2.1

Net earnings, as adjusted	$166.2	$58.8

Basic earnings per share, as reported	0.67	0.19
Diluted earnings per share, as reported	0.66	0.18

Basic earnings per share, as adjusted	0.70	0.24
Diluted earnings per share, as adjusted	0.69	0.23

Shares used to compute earnings per share:
Basic, as reported	237.9	247.9
Diluted, as reported	241.4	260.0

Basic, as adjusted	237.9	247.9
Diluted, as adjusted	241.6	259.7

(1)            Prepared in accordance with accounting principles generally accepted in the United States.

(2)            Represents the addback of the noncash employee share-based compensation expense.  Share-based compensation is comprised of incentive stock options, nonqualified stock options and the discount on stock purchased by employees.

(3)            Share-based compensation included in inventory was $1.4 million at March 31, 2007 and $0.5 million at March 31, 2006.